UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-101)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             THE MORGAN GROUP, INC.
                                (Name of Issuer)

                       CLASS A COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                   617358 10 6
                                 (CUSIP Number)

                                DECEMBER 12, 2001
             (Date of Event Which Requires Filing of This Statement)




 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [X] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

                                  SCHEDULE 13G


CUSIP NO. 617358 10 6                                         PAGE 2 OF 11 PAGES
                                                                   -    --


1.               NAME  OF  REPORTING  PERSON
                 Robotti & Company, Incorporated
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 11-2627501
--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.               SEC  USE  ONLY

--------------------------------------------------------------------------------
                 CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
4.               New York
--------------------------------------------------------------------------------
              5. SOLE  VOTING  POWER
                 - 0 -
 NUMBER  OF   ------------------------------------------------------------------
   SHARES     6. SHARED  VOTING  POWER
BENEFICIALLY     101,000
  OWNED BY    ------------------------------------------------------------------
    EACH      7. SOLE  DISPOSITIVE  POWER
 REPORTING       - 0 -
PERSON WITH   ------------------------------------------------------------------
              8. SHARED  DISPOSITIVE  POWER
                 101,000
--------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                 101,000
--------------------------------------------------------------------------------
10.              CHECK BOX IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES* [_]
--------------------------------------------------------------------------------
11.              PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                 7.8%
--------------------------------------------------------------------------------
12.              TYPE  OF  REPORTING  PERSON*
                 CO, BD, IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT


--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO. 617358 10 6                                         PAGE 3 OF 11 PAGES
                                                                   -    --


1.               NAME  OF  REPORTING  PERSON
                 The Ravenswood Investment Company, L.P.
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 11-2474002
--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.               SEC  USE  ONLY

--------------------------------------------------------------------------------
                 CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
4.               New York
--------------------------------------------------------------------------------
              5. SOLE  VOTING  POWER
                 - 0 -
 NUMBER  OF   ------------------------------------------------------------------
   SHARES     6. SHARED  VOTING  POWER
BENEFICIALLY     75,975
  OWNED BY    ------------------------------------------------------------------
    EACH      7. SOLE  DISPOSITIVE  POWER
 REPORTING       - 0 -
PERSON WITH   ------------------------------------------------------------------
              8. SHARED  DISPOSITIVE  POWER
                 75,975
--------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                 75,975
--------------------------------------------------------------------------------
10.              CHECK BOX IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES* [_]
--------------------------------------------------------------------------------
11.              PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                 6.0%
--------------------------------------------------------------------------------
12.              TYPE  OF  REPORTING  PERSON*
                 PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT


--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO. 617358 10 6                                         PAGE 4 OF 11 PAGES
                                                                   -    --


1.               NAME  OF  REPORTING  PERSON
                 Kenneth R. Wasiak
                 I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.               SEC  USE  ONLY

--------------------------------------------------------------------------------
                 CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
4.               United States
--------------------------------------------------------------------------------
              5. SOLE  VOTING  POWER
                 - 0 -
 NUMBER  OF   ------------------------------------------------------------------
   SHARES     6. SHARED  VOTING  POWER
BENEFICIALLY     75,975
  OWNED BY    ------------------------------------------------------------------
    EACH      7. SOLE  DISPOSITIVE  POWER
 REPORTING       - 0 -
PERSON WITH   ------------------------------------------------------------------
              8. SHARED  DISPOSITIVE  POWER
                 75,975
--------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                 75,975
--------------------------------------------------------------------------------
10.              CHECK BOX IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES* [_]
--------------------------------------------------------------------------------
11.              PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                 6.0%
--------------------------------------------------------------------------------
12.              TYPE  OF  REPORTING  PERSON*
                 IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT


--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO. 617358 10 6                                         PAGE 5 OF 11 PAGES
                                                                   -    --


1.               NAME  OF  REPORTING  PERSON
                 Robert E. Robotti
                 I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.               SEC  USE  ONLY

--------------------------------------------------------------------------------
                 CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
4.               United States
--------------------------------------------------------------------------------
              5. SOLE  VOTING  POWER
                 - 0 -
 NUMBER  OF   ------------------------------------------------------------------
   SHARES     6. SHARED  VOTING  POWER
BENEFICIALLY     176,975
  OWNED BY    ------------------------------------------------------------------
    EACH      7. SOLE  DISPOSITIVE  POWER
 REPORTING       - 0 -
PERSON WITH   ------------------------------------------------------------------
              8. SHARED  DISPOSITIVE  POWER
                 176,975
--------------------------------------------------------------------------------
9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                 176,975
--------------------------------------------------------------------------------
10.              CHECK BOX IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES* [_]
--------------------------------------------------------------------------------
11.              PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                 13.5%
--------------------------------------------------------------------------------
12.              TYPE  OF  REPORTING  PERSON*
                 IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT


--------------------------------------------------------------------------------

                                  SCHEDULE 13G


ITEM 1(A).     NAME  OF  ISSUER.

               The Morgan Group, Inc.

ITEM 1(B).     ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

               2746 Old U.S. 20 West
               Elkhart, Indiana 46515-1168

ITEM 2(A).     NAME  OF  PERSONS  FILING:

               This statement is filed by:

               (i) Robotti & Company, Incorporated, a New York corporation ("Robotti & Company");

               (ii) The Ravenswood Investment Company, L.P., a New York limited partnership ("Ravenswood");

               (iii) Kenneth R. Wasiak, a United States citizen ("Wasiak"); and

               (iv) Robert E. Robotti, a United States citizen ("Robotti")


ITEM 2(B).     ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE OR, IF NONE, RESIDENCE:

               c/o  Robotti & Company, Incorporated
                    52 Vanderbilt Avenue
                    Suite 503
                    New York, New York 10017

ITEM 2(C).     CITIZENSHIP:

               See Item 2(a)


ITEM 2(D).     TITLE  OF  CLASS  OF  SECURITIES:

               Class A Common Stock, No Par Value

ITEM 2(E).     CUSIP  NUMBER:

               617358 10 6


                               Page 6 of 11 Pages

                                  SCHEDULE 13G


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               (a) [X] Broker or dealer registered under Section 15 of the Exchange Act.

               (b)  [ ] Bank as defined in Section 3 (a)(6) of the Exchange Act.

               (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

               (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

               (e)  [X] An investment adviser in accordance with Rule 13d-1
               (b)(1)(ii)(E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

               (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j) [ ] Group, in accordance with Rule 13d-1 (b) (1)(ii)(J)

ITEM  4.       OWNERSHIP:

               (i)  Robotti & Company:

               (a)  Amount beneficially owned: 101,000 shares (1)
               (b)  Percent of class: 7.8%
               (c)  Number of shares as to which such person has:
                    (i)  Sole power to vote or to direct the vote: 0 shares
                    (ii) Shared power to vote or to direct the vote: 101,000
                         shares
                    (iii) Sole power to dispose or to direct the disposition of:
                         0 shares
                    (iv) Shared power to dispose or to direct the disposition
                         of: 101,000 shares

               (1) The 101,000 shares beneficially owned by Robotti & Company includes 50,500 shares underlying currently exercisable warrants. Robotti & Company is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 ("Exchange Act") and an investment advisor. Under Rule 13d-3 under the Exchange Act, by virtue of the investment discretion Robotti & Company has over the accounts of its brokerage customers and advisory clients, Robotti & Company is deemed to be a beneficial owner of 101,000 shares. Robotti & Company disclaims beneficial ownership of such shares.


                               Page 7 of 11 Pages

                                  SCHEDULE 13G


               (ii) Ravenswood:

               (a)  Amount beneficially owned: 75,975 shares (1)
               (b)  Percent of class: 6.0%
               (c)  Number of shares as to which such person has:
                    (i)  Sole power to vote or to direct the vote: 0 shares
                    (ii) Shared power to vote or to direct the vote: 75,975
                         shares
                    (iii) Sole power to dispose or to direct the disposition of:
                         0 shares
                    (iv) Shared power to dispose or to direct the disposition
                         of: 75,975 shares

               (1) The 75,975 shares beneficially owned by Ravenswood includes 13,275 shares underlying currently exercisable warrants.

               (iii) Kenneth R. Wasiak:

               (a)  Amount beneficially owned: 75,975 shares (1)
               (b)  Percent of class: 6.0%
               (c)  Number of shares as to which such person has:
                    (i)  Sole power to vote or to direct the vote: 0 shares
                    (ii) Shared power to vote or to direct the vote: 75,975
                         shares
                    (iii) Sole power to dispose or to direct the disposition of:
                         0 shares
                    (iv) Shared power to dispose or to direct the disposition
                         of: 75,975 shares

               (1) The 75,975 shares beneficially owned by Mr. Wasiak includes 13,275 shares underlying currently exercisable warrants. Under Rule 13d-3 under the Exchange Act, Mr. Wasiak, as a General Partner of Ravenswood, is deemed to be a beneficial owner of 75,975 shares beneficially owned by Ravenswood. Mr. Wasiak disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

               (iv) Robert E. Robotti:

               (a)  Amount beneficially owned: 176,975 shares (1)
               (b)  Percent of class: 13.5%
               (c)  Number of shares as to which such person has:
                    (i)  Sole power to vote or to direct the vote: 0 shares
                    (ii) Shared power to vote or to direct the vote: 176,975
                         shares
                    (iii) Sole power to dispose or to direct the disposition of:
                         0 shares
                    (iv) Shared power to dispose or to direct the disposition
                         of: 176,975 shares

               (1) The 176,975 shares beneficially owned by Mr. Robotti includes 63,775 shares underlying currently exercisable warrants. Under Rule 13d-3 under the Exchange Act, Mr. Robotti, through his ownership of Robotti & Company and as a General Partner of Ravenswood, is deemed to beneficially own 176,975 shares by virtue of the investment discretion Robotti & Company has over the accounts of


                               Page 8 of 11 Pages

                                  SCHEDULE 13G


               its brokerage customers and advisory clients and the shares beneficially owned by Ravenswood. Mr. Robotti disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

ITEM  5.       OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

               Not applicable.

ITEM  6.       OWNERSHIP  OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not  applicable.

ITEM  8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM  9.       NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM  10.      CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 9 of 11 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 8, 2002



                                         Robotti & Company, Incorporated


                                         By:     /s/  Robert  E.  Robotti
                                              ----------------------------------
                                              Name:  Robert E. Robotti
                                              Title:  President and Treasurer

                                         The Ravenswood Investment Company, L.P.


                                         By:     /s/  Robert  E.  Robotti
                                              ----------------------------------
                                              Name:  Robert E. Robotti
                                              Title:  General Partner



                                                 /s/  Kenneth R. Wasiak
                                              ----------------------------------
                                                      Kenneth R. Wasiak




                                                 /s/  Robert E. Robotti
                                              ----------------------------------
                                                      Robert E. Robotti



                               Page 10 of 11 Pages

                                                                       Exhibit I


                             JOINT FILING AGREEMENT


     The undersigned parties hereby agree that the Schedule 13G filed herewith relating to the Class A Common Stock of The Morgan Group, Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1 (k) on behalf of each such person.

Date:  March 8, 2002




                                         Robotti  &  Company,  Incorporated


                                         By:     /s/  Robert E. Robotti
                                              ----------------------------------
                                              Name:  Robert E. Robotti
                                              Title:  President and Treasurer

                                         The Ravenswood Investment Company, L.P.


                                         By:     /s/  Robert E. Robotti
                                              ----------------------------------
                                              Name:  Robert E. Robotti
                                              Title:  General Partner




                                                  /s/  Kenneth R. Wasiak
                                              ----------------------------------
                                              Kenneth  R.  Wasiak




                                                  /s/  Robert  E.  Robotti
                                              ----------------------------------
                                              Robert  E.  Robotti


                               Page 11 of 11 Pages